SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Cleartronic, Inc.
(Exact name of registrant as specified in its charter)

Florida	65-0958798
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 North Federal Highway, Boca Raton, Florida	33487
(Address of principal executive offices)	(Zip Code)

2009 Consultant Stock Plan
(Full title of the plan)

Larry Reid, CEO 8000 North Federal Highway Boca Raton, Florida 33487
(Name and address of agent for service)

(561) 939-3300
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee

Common Stock	10,000,000	$0.02	$200,000	$11.16

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2) Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on October 22, 2009, as reported on the OTC Electronic Bulletin Board.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)

The Annual Report for the fiscal year ended September 30, 2008, filed by the registrant with the Securities and Exchange Commission (the “Commission”) on Form 10K on

January 20, 2009, whichcontains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

(b)

The quarterly report for the quarter ended December 31, 2008, filed by the registrant with the Commission on Form 10Q on February 17, 2009.

(c)

The quarterly report for the quarter ended March 31, 2009, filed by the registrant with the Commission on Form 10Q on May 15, 2009.

(d)

The quarterly report for the quarter ended June 30, 2009, filed by the registrant with the Commission on Form 10Q on August 13, 2009.

(e)

The current report filed by the registrant with the Commission on Form 8-K on January 22, 2009.

(f)

The current report filed by the registrant with the Commission on Form 8-K on February 3, 2009.

(g)

The current report filed by the registrant with the Commission on Form 8-K on March 18, 2009.

(h)

The current report filed by the registrant with the Commission on Form 8-K on May 14, 2009.

(i)

The current report filed by the registrant with the Commission on Form 8-K on June 12, 2009.

(j)

The current report filed by the registrant with the Commission on Form 8-K on August 28, 2009.

(k)

The description of the Company’s common stock that is contained in the Company’s Registration Statement on Form S-1/A (File No. 333-135585-), filed August 1, 2008.

(l)

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment whichindicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with SEC rules shall not be deemed incorporated by reference into this prospectus.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this prospectus.

Statements contained in this prospectus as to the contents of any contract or other document referred to herein do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all of the provisions of such contract or other document.  The Company undertakes to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents).  Requests for such copies should be directed to Larry Reid, Cleartronic, Inc., 8000 North Federal Highway, Boca Raton, Florida 33487 or call (561) 939-3300.

Item 4.

Description of Securities.

Our authorized capital stock consists of 750,000,000 shares of common stock, $.001 par value. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts, if any, as our Board of Directors from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Holders of the common stock are not entitled to preemptive rights and the common stock is not subject to conversion or redemption.

We are subject to the control-share acquisitions provisions of the Florida Business Corporation Act and will continue to be so if (a) we have at least 100 shareholders; (b) have our principal place of business, our principal office, or substantial assets within Florida; and (c) either: (1) more than 10 percent of our shareholders reside in Florida; (2) more than 10 percent of our shares are owned by residents of Florida or (3) 1,000 of our shareholders reside in Florida.

Shares acquired in a “control share acquisition” cannot be voted and become subject to other control-share acquisitions provisions unless the holders of a majority of our voting shares approves the granting of voting rights as to the shares acquired in the control share acquisition. An acquisition of our shares will not be deemed to be a control-share acquisition if it is either (i) approved by our Board of Directors before the acquisition , or (ii) made pursuant to a pursuant to a merger or share exchange in compliance with the applicable provisions of the Florida Business Corporation Act to which we are a party. The foregoing is a summary of the control-share acquisitions provisions of the Florida Business Corporation Act and is subject to certain exceptions and additional provisions.

For purposes of the Florida Business Corporation Act, a “control-share acquisition” means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding “control shares.” “Control shares” means shares issued by us that, except for the control-share acquisitions provisions, would have voting power that, when added to all other of our shares owned by a person or which that person may exercise or direct the exercise of voting power, would entitle that person, immediately after acquisition of the shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of the voting power of our shares in the election of directors within any of the following ranges of voting power: (a) one-fifth or more but less than one-third of all voting power; (2) one-third or more but less than a majority of all voting power or (3) a majority or more of all voting power.

Item 5.

Interests of Named Experts and Counsel.

Richardson & Patel LLP has given an opinion on the validity of the securities being registered hereunder.  Erick Richardson and Nimish Patel, partners of the law firm, are eligible to receive shares of the Company’s common stock pursuant to this Form S-8 registration statement.

Item 6.

Indemnification of Directors and Officers.

Section 607.850 of the Florida Statutes  permits corporations to indemnify a director, officer or control person of the corporation or its stockholders for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such.

Subject only to limitations provided in the Florida Business Corporation Act, each director or officer of the Company, whether or not then in office shall be indemnified by the Company against all costs and expenses reasonably incurred by or imposed upon such director or officer in connection with or arising out of any claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which he or it may be involved or to which he or it may be made a party by reason of his or its being or having been a director or officer of the Company, said costs and expenses to include (without limitation) attorneys’ fees and the costs of reasonable settlement made with a view to curtailment of costs of litigation, if such director, officer or legal counsel acted in good faith and in a manner he or it reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or its conduct was unlawful.  Such right of indemnification shall not be exclusive of any other rights to which the indemnified person may be entitled, pursuant to other agreements, or as a matter of law, and the foregoing right of indemnification shall inure to the benefit of the heirs, successors, personal representatives, executors and administrators of any such director or officer.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

5.

Opinion regarding legality

23.1

Consent of Kramer, Weisman and Associates, LLP

23.2

Consent of Ribotsky, Levine & Company, CPAs

23.3

Consent of Richardson & Patel LLP (included in Exhibit 5)

99.1

2009 Consultant Stock Plan

Item 9.

Undertakings.

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boca Raton, Florida, on this 26th day of October, 2009.

Cleartronic, Inc.

A Florida Corporation

/s/ Larry Reid

By:  Larry Reid

Its:  Chief Executive Officer

Special Power of Attorney

The undersigned constitute and appoint Larry Reid their true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Form S-8 registration statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting such attorney-in-fact the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Dated:  October 26, 2009

/s/ Larry Reid

Larry Reid, Director, Principal Executive Officer and Principal Financial and Accounting Officer

Dated: October 26, 2009

/s/ Michael Gutowski

Michael Gutowski, Director,

INDEX TO EXHIBITS

Exhibit Number

Description

5.1

Opinion regarding legality

23.1

Consent of Kramer, Weisman and Associates, LLP

23.2

Consent of Ribotsky, Levine & Company, CPAs

23.3

Consent of Richardson & Patel LLP (included in Exhibit 5)

99.1

2009 Consultant Stock Plan